C E R T I F I C A T E

                  I, Kevin S. Jacobs, hereby certify that I am the duly and acting Assistant Secretary of SteinRoe Variable Investment Trust, a Massachusetts trust (the "Trust") and that the following is a true and correct copy of a certain resolution duly adopted by the Board of Trustees of the Trust at a meeting duly convened and held on June 20, 2001 in accordance with the By-Laws:

                  RESOLVED, that Section 4.08 of the By-Laws is amended and restated as follows:

                  Powers and Duties of the Treasurer, Controller and Chief Accounting Officer. The Treasurer shall be the principal financial officer of the Trust, and, in the absence of a Controller of the Trust serving as the principal accounting officer, shall be the principal accounting officer of the Trust. He shall deliver all funds of the Trust which may come into his hands to such Custodian as the Trustees may employ pursuant to Article V of these By-Laws. He shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and he shall in general perform all the duties incident to the office of Treasurer and such to his duties as from time to time may be assigned to him by the Trustees. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

                   The Controller shall be the officer of the Trust primarily responsible for ensuring all expenditures of the Trust are reasonable and appropriate. The Controller shall be responsible for oversight and maintenance of liquidity and leverage facilities available to the Trust and shall have such other duties and powers as may be designated from time to time by the Trustees or the President.

                  The Chief Accounting Officer of the Trust shall be in charge of its books and accounting records. The Chief Accounting Officer shall be responsible for preparation of financial statements of the Trust and shall have such other duties and powers as may be designated from time to time by the Trustees or the President.

                  Any Assistant Controller may perform such duties of the Controller as the Controller or the Board of Trustees may assign, of the Controller.


                  IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of July, 2001.

                  /s/Kevin S. Jacobs
                  Assistant Secretary